                                  Exhibit 4



                     COMMISSION SCHEDULE FOR PUTNAM POLICY
                                      and
                                  MFS POLICY

                          Maximum Commission Schedule

                                      for

               Flexible Premium Variable Life Insurance Policies

                                   issued by

                         Paragon Life Insurance Company

                                   utilizing

                     Dean Witter Variable Insurance Series



First Year:
     15% of premiums collected equal to first year cost of insurance assessed.

     Plus 0.2% of average cash surrender value based upon average of beginning and ending policy year cash surrender value.


Renewal (maximum of 20 years)

     0.2% of average cash surrender value based upon average of beginning and ending policy year cash surrender value.